                                                                    EXHIBIT 12.2


                      UNITED STATES STEEL CORPORATION, LLC
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                        TOTAL ENTERPRISE BASIS--UNAUDITED
                              CONTINUING OPERATIONS
                              (DOLLARS IN MILLIONS)

                                                                    Year Ended December 31
                                                   ----------------------------------------------------------
                                                    2001          2000         1999         1998         1997
                                                    ----          ----         ----         ----         ----
Portion of rentals representing interest ..        $  45         $  48        $  46        $  52        $  47
Capitalized interest ......................            1             3            6            6            7
Other interest and fixed charges ..........          153           115           75           47           91
Pretax earnings which would be
     required to cover preferred stock
     dividend requirements of parent (1)...           12            12           14           15           20
                                                   -----         -----        -----        -----        -----

Combined fixed charges and preferred
     stock dividends (A) ..................        $ 211         $ 178        $ 141        $ 120        $ 165
                                                   =====         =====        =====        =====        =====

Pretax income (loss) with
     applicable adjustments (2) (B) .......        $(387)        $ 187        $ 295        $ 618        $ 781
                                                   =====         =====        =====        =====        =====


Ratio of (B) to (A) .......................          ***          1.05         2.10         5.15         4.72
                                                   =====         =====        =====        =====        =====


*** Earnings did not cover combined fixed charges and preferred stock dividends by $598 million in 2001.


-------------------
(1) Preferred stock dividends relate to 6.5% cumulative convertible preferred stock of USX Corporation which was historically attributed to United States Steel.

(2) Applicable adjustments include fixed charges and income (loss) from equity investees.